                                      Exhibit 10.31

EMPLOYMENT AGREEMENT

                      This Employment Agreement (this “Agreement”) is made as of December 14, 2009, by and between First Solar, Inc., a Delaware corporation having its principal office at 350 West Washington Street, Suite 600, Tempe, Arizona 85281 (hereinafter, “Employer”) and T.L. Kallenbach (hereinafter, “Employee”).

WITNESSETH:
WHEREAS, Employer and Employee wish to enter into an agreement relating to the employment of Employee by Employer.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants, terms and conditions set forth herein, and intending to be legally bound hereby, Employer and Employee hereby agree as follows:

ARTICLE I.  Employment

1.1            Term; At-Will Nature of Employment.  The term of this Agreement (the “Term”) shall commence as of December 14, 2009 (the “Start Date”) and shall end on the date Employee’s employment with Employer terminates for any reason.  As of the Start Date, Employer shall employ Employee as a full-time, at-will employee, and Employee shall accept employment with Employer as a full-time, at-will employee.  Employer or Employee may terminate this Agreement at any time and for any reason, with or without cause and with or without notice, subject to the provisions of this Agreement.

1.2                      Position and Duties of Employee.  Employer hereby employs Employee in the initial capacity of Executive Vice President, Marketing and Product Management for Employer and Employee hereby accepts such position.  In this position, Employee initially shall report to Employer’s Chief Executive Officer (the “Supervisor”). Employee agrees to diligently and faithfully perform such duties as may from time to time be assigned to Employee by the Supervisor, consistent with Employee’s position with Employer.  Employee recognizes the necessity for established policies and procedures pertaining to Employer’s business operations, and Employer’s right to change, revoke or supplement such policies and procedures at any time, in Employer’s sole discretion.  Employee agrees to comply with such policies and procedures, including those contained in any manuals or handbooks, as may be amended from time to time in the sole discretion of Employer.  Employee shall be based in Tempe, AZ but shall be required to travel to such locations as shall be required to fulfill the responsibilities of her position.

1.3                      No Salary or Benefits Continuation Beyond Termination.  Except as may be required by applicable law or as otherwise specified in this Agreement, or the Change in Control Severance Agreement between Employer and Employee dated as of the date hereof or as may be amended from time to time (the “Change in Control Agreement”), Employer shall not be liable to Employee for any salary or benefits continuation beyond the date of Employee’s cessation of employment with Employer.

1.4                      Termination of Employment.  Employee’s employment with Employer shall terminate upon the earliest of:  (a) Employee’s death; (b) unless waived by Employer, Employee’s “Disability”, (which for purposes of this Agreement, shall mean either a physical or mental condition (as determined by a qualified physician mutually agreeable to Employer and Employee) which renders Employee unable, for a period of at least six (6) months, effectively to perform the obligations, duties and responsibilities of Employee’s employment with Employer); (c) the termination of Employee’s employment by Employer for Cause (as hereinafter defined);  (d) Employee’s resignation; and (e) the termination of Employee’s employment by Employer without Cause.  As used herein, “Cause” shall mean Employer’s good faith determination of:  (i) Employee’s dishonest, fraudulent or illegal conduct relating to the business of Employer; (ii) Employee’s willful breach or habitual neglect of Employee’s duties or obligations in connection with Employee’s employment;  (iii) Employee’s misappropriation of Employer funds; (iv) Employee’s conviction of a felony or any other criminal offense involving fraud or dishonesty, whether or not relating to the business of Employer or Employee’s employment with Employer; (v) Employee’s excessive use of alcohol; (vi) Employee’s unlawful use of controlled substances or other addictive behavior; (vii)  Employee’s unethical business conduct; (viii) Employee’s breach of any statutory or common law duty of loyalty to Employer; or (ix) Employee’s material breach of this Agreement, the Non-Competition and Non-Solicitation Agreement between Employer and Employee entered into on the date hereof or as may be amended from time to time (the “Non-Competition Agreement”), the Confidentiality and Intellectual Property Agreement between Employer and Employee entered into on the date hereof or as may be amended from time to time (the “Confidentiality Agreement”) or the Change in Control Agreement.  Upon termination of Employee’s employment with Employer for any reason, Employee will promptly return to Employer all materials in any form acquired by Employee as a result of such employment with Employer, and all property of Employer.

1.5                      Severance Payments and Vacation Pay.

                      (a) Vacation Pay in the Event of a Termination of Employment.  In the event of the termination of Employee’s employment with Employer for any reason, Employee shall be entitled to receive, in addition to the Severance Payments described in Section 1.5(b) below, if any, the dollar value of any earned but unused (and unforfeited) vacation.  Such dollar value shall be paid to Employee within fifteen (15) days following the date of termination of employment.

                      (b)           Severance Payments in the Case of a Termination Without Cause.

(i)  Severance Payments.  If Employee’s employment is terminated by Employer without Cause then, subject to (A) the Change in Control Agreement, (B) Employee’s satisfaction of the Release Condition described in Section 1.5(b)(ii) below, and (C) Employee’s mitigation obligation described in Section 1.5(b)(iii) below, Employee shall be entitled to continuation of Employee’s Base Salary (as defined in Section 2.2) (such salary continuation, the “Severance Payments”) for a period of 12 months (which period shall commence on the thirty-sixth (36th) day following the date employment terminates) in accordance with Employer’s regular payroll practices and procedures.

(ii)  Release Condition.  Notwithstanding anything to the contrary herein, no Severance Payments shall be due or made to Employee hereunder unless (i) Employee shall have executed and delivered a general release in favor of Employer and its affiliates, (which release shall be submitted to Employee for her review by the date of Employee’s termination of employment (or shortly thereafter), be substantially in the form of the Separation Agreement and Release attached hereto as Exhibit A and otherwise be satisfactory to Employer) and (ii) the Release Effective Date shall have occurred on or before the thirty-sixth (36th) day following the date employment terminates.  The “Release Effective Date” shall be the date the general release becomes effective and irrevocable.

                      (c)  Medical Insurance.  If Employee’s employment is terminated by Employer without Cause, Employer will provide or pay the cost of continuing the medical coverage provided by Employer to Employee and her dependents during her employment at the same or a comparable coverage level, for a period beginning on the date of termination and ending on the earlier of (i) the date that is twelve (12) months following such termination and (ii) the date that Employee is covered under a medical benefits plan of a subsequent employer.  Employee agrees to make a timely COBRA election, to the extent requested by Employer, to facilitate Employer’s provision of continuation coverage.  Except as permitted by Section 409A (as defined below), the continued benefits provided to Employee pursuant to this Section 1.5(c) during any calendar year will not affect the continued benefits to be provided to Employee pursuant to this Section 1.5(c) in any other calendar year.

                      (d)  Equity Award Vesting.

(i) Vesting Acceleration.  In the event of (A) the termination of Employee’s employment with Employer due to Employee’s death, (B) the termination of Employee’s employment with Employer due to Disability, or (C) the termination of Employee’s employment by Employer without Cause, the Employee shall on the date of such termination of employment immediately receive an additional twelve (12) months’ vesting credit with respect to the stock options, stock appreciation rights, restricted stock and other equity or equity-based compensation of Employer granted to Employee in the course of her employment with Employer.

(ii)           Effect of Vesting.  The shares of Employer underlying any restricted stock units that become vested pursuant to this Section 1.5(d) shall be payable on the vesting date.  Any of Employee’s stock options and stock appreciation rights that become vested pursuant to this Section 1.5(d) shall be exercisable immediately upon vesting.  Employee will have one (1) year and ninety (90) days after termination of employment without Cause, death or Disability to exercise any vested stock options or other equity compensation, provided, that, if during such period Employee is under any trading restriction due to a lockup agreement or closed trading window such period shall be tolled during the period of such trading restriction, and provided, further, that in no event shall any stock option or stock appreciation right continue to be exercisable after the original expiration date of such stock option or stock appreciation right.

(iv)           Conflict with Award Agreement.  In the event the terms of this Agreement are contrary to or conflict with the terms of any document or agreement addressing Employee’s stock options, restricted stock, restricted stock units or any other equity compensation, the terms of this Agreement shall govern and control.

ARTICLE II.  Compensation

2.1                      Sign-On Bonus.  Employer shall pay Employee $150,000 on the first pay date following the Start Date as a one-time sign-on bonus.  If Employee’s employment terminates for any reason, Employer shall have the complete discretion to recoup the sign on bonus and Employee hereby agrees to repay the sign on b.

2.2                      Base Salary.  Employee shall be compensated at an annual base salary of $350,000 (the “Base Salary”) while Employee is employed by Employer under this Agreement, subject to such annual increases that Employer may, in its sole discretion, determine to be appropriate.  Such Base Salary shall be paid in accordance with Employer’s standard policies and shall be subject to applicable tax withholding requirements.

2.3                      Annual Bonus Eligibility.  Employee shall be eligible to participate in Employer’s annual bonus program under which Employee’s target bonus shall equal sixty percent (60%) of Employee’s Base Salary.  Payment of any bonus shall depend upon individual and company performance, all as determined by Employer in its sole discretion.  The terms of the annual bonus program shall be developed by Employer and communicated to Employee as soon as practicable after the beginning of each year.

2.4                      Benefits; Vacation.  Employee shall be eligible to receive all benefits as are available to similarly situated employees of Employer generally, and any other benefits that Employer may, in its sole discretion, elect to grant to Employee from time to time.  In addition, Employee shall be entitled to four (4) weeks paid vacation per year, which shall be pro-rated for the first partial year of employment and shall accrue in accordance with Employer’s policies applicable to similarly situated employees of Employer.

2.5                      Reimbursement of Business Expenses.  Employee may incur reasonable expenses in the course of employment hereunder for which Employee shall be eligible for reimbursement or advances in accordance with Employer’s standard policy therefor.

2.6                      Equity Grants.  Subject to approval of the Compensation Committee of the Board and Employee’s execution of documents reasonably requested by the Company in relation to your grant, Employer shall grant to Employee under Employer’s 2006 Omnibus Incentive Compensation Plan a one-time hiring grant of a number of restricted stock units valued at $2,100,000 on the date of grant, which shall vest, contingent on continued employment, in accordance with the terms of the restricted stock unit grant at the rate of 20%, 20%, 20% and 40% on each of the anniversaries of the date of grant.   Subject to approval of the Compensation Committee of the Board, Employee shall be eligible for future equity grants and other long-term incentives.

ARTICLE III.  Absence of Restrictions

3.1                      Employee hereby represents and warrants to Employer that Employee has full power, authority and legal right to enter into this Agreement and to carry out all obligations and duties hereunder and that the execution, delivery and performance by Employee of this Agreement will not violate or conflict with, or constitute a default under, any agreements or other understandings to which Employee is a party or by which Employee may be bound or affected, including any order, judgment or decree of any court or governmental agency.  Employee further represents and warrants to Employer that Employee is free to accept employment with Employer as contemplated herein and that Employee has no prior or other obligations or commitments of any kind to any person, firm, partnership, association, corporation, entity or business organization that would in any way hinder or interfere with Employee’s acceptance of, or the full performance of, Employee’s duties hereunder.

ARTICLE IV.  Miscellaneous

4.1                      Withholding.  Any payments made under this Agreement shall be subject to applicable federal, state and local tax reporting and withholding requirements.

4.2                      Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the principles of conflicts of laws.  Any judicial action commenced relating in any way to this Agreement including the enforcement, interpretation or performance of this Agreement, shall be commenced and maintained in a court of competent jurisdiction located in Maricopa County, Arizona.  In any action to enforce this Agreement, the prevailing party shall be entitled to recover its litigation costs, including its attorneys’ fees.  The parties hereby waive and relinquish any right to a jury trial and agree that any dispute shall be heard and resolved by a court and without a jury.  The parties further agree that the dispute resolution, including any discovery, shall be accelerated and expedited to the extent possible.  Each party’s agreements in this Section 4.2 are made in consideration of the other party’s agreements in this Section 4.2, as well as in other portions of this Agreement.

4.3                      No Waiver.  The failure of Employer or Employee to insist in any one or more instances upon performance of any terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such terms, covenants or conditions.

4.4                      Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, delivered by facsimile transmission or by courier or mailed, registered or certified mail, postage prepaid as follows:

           If to Employer:                 First Solar, Inc.
                                                      350 West Washington Street
              Suite 600
                                                      Tempe, Arizona  85281
             Attention: Corporate Secretary

           If to Employee:               To Employee’s then current address on file with Employer

Or at such other address or addresses as any such party may have furnished to the other party in writing in a manner provided in this Section 4.4.

4.5                      Assignability and Binding Effect.  This Agreement is for personal services and is therefore not assignable by Employee.  This Agreement may be assigned by Employer to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer.  This Agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns, heirs, executors and legal representatives.  If there shall be a successor to Employer or Employer shall assign this Agreement, then as used in this Agreement, (a) the term “Employer” shall mean Employer as hereinbefore defined and any successor or any permitted assignee, as applicable, to which this Agreement is assigned and (b) the term “Board” shall mean the Board as hereinbefore defined and the board of directors or equivalent governing body of any successor or any permitted assignee, as applicable, to which this Agreement is assigned.

4.6                      Entire Agreement.  This Agreement, the Change in Control Agreement, the Non-Competition Agreement and the Confidentiality Agreement set forth the entire agreement between Employer and Employee regarding the terms of Employee’s employment and supersede all prior agreements between Employer and Employee covering the terms of Employee’s employment, including without limitation, the Prior Agreement.  This Agreement may not be amended or modified except in a written instrument signed by Employer and Employee identifying this Agreement and stating the intention to amend or modify it.

4.7                      Severability.  If it is determined by a court of competent jurisdiction that any of the restrictions or language in this Agreement are for any reason invalid or unenforceable, the parties desire and agree that the court revise any such restrictions or language, including reducing any time or geographic area, so as to render them valid and enforceable to the fullest extent allowed by law.  If any restriction or language in this Agreement is for any reason invalid or unenforceable and cannot by law be revised so as to render it valid and enforceable, then the parties desire and agree that the court strike only the invalid and unenforceable language and enforce the balance of this Agreement to the fullest extent allowed by law.  Employer and Employee agree that the invalidity or unenforceability of any provision of this Agreement shall not affect the remainder of this Agreement.

4.8                      Construction.  As used in this Agreement, words such as “herein,” “hereinafter,” “hereby” and “hereunder,” and the words of like import refer to this Agreement, unless the context requires otherwise.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

4.9                      Survival.  The rights and obligations of the parties under the provisions of this Agreement, including Sections 1.5, this Article IV and Article V, shall survive and remain binding and enforceable, notwithstanding the termination of Employee’s employment for any reason, to the extent necessary to preserve the intended benefits of such provisions.

ARTICLE V.  Section 409A

5.1                      In General.  It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder as in effect from time to time (collectively, “Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

5.2                      No Alienation, Set-offs, Etc.  Neither Employee nor any creditor or beneficiary of Employee shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Employer or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Employer Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the benefit of Employee under any Employer Plan may not be reduced by, or offset against, any amount owing by Employee to Employer or any of its affiliates.

5.3                      Possible Six-Month Delay.  If, at the time of Employee’s separation from service (within the meaning of Section 409A), (a) Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by Employer from time to time) and (b) Employer shall make a good faith determination that an amount payable under an Employer Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Employer (or an affiliate thereof, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service.

5.4                      Treatment of Installments.  For purposes of Section 409A, each of the installments of continued Base Salary referred to in Section 1.5(b) shall be deemed to be a separate payment as permitted under Treas. Reg. Sec. 1.409A-2(b)(2)(iii).

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by one of its duly authorized officers and Employee has individually executed this Agreement, each intending to be legally bound, as of the date first above written.

                                                                           EMPLOYEE:

                                                                           /s/ T.L. Kallenbach
                                                                           T.L Kallenbach

                                                                           EMPLOYER:
                                                                           First Solar, Inc.

                                                                           By: /s/ Carol Campbell

                                                                           Name Printed: Carol Campbell

                                                                           Title: EVP Human Resources

Kallenbach Employment Agreement(12/14/09)

Exhibit A

SEPARATION AGREEMENT AND RELEASE

I.  Release.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, T.L. Kallenbach (the “undersigned”), with the intention of binding himself, his heirs, executors, administrators and assigns, does hereby release and forever discharge First Solar, Inc., a Delaware corporation, and its present and former officers, directors, executives, agents, employees, affiliated companies, subsidiaries, successors, predecessors and assigns (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned’s employment relationship with the Company, its subsidiaries, predecessors or affiliated entities (collectively, the “Company”), or the termination thereof, under any Federal, state or local statute, rule, or regulation, or principle of common, tort, contract or constitutional law, including but not limited to, the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Equal Pay Act of 1963, as amended 29 U.S.C. §602(d), the Family and Medical Leave Act of 1993 (“FMLA”), as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the Sarbanes-Oxley Act of 2002, as amended (particularly 18 U.S.C. § 1513(e) prohibiting retaliation against whistleblowers), and any other equivalent or similar Federal, state, or local statute; provided, however, that nothing herein shall release the Company (a) from its obligations under that certain Employment Agreement to which the undersigned is a party and pursuant to which this Separation Agreement and Release is being executed and delivered, and the Company’s letter to the undersigned regarding Employment Termination dated November 2, 2009 (the “Separation Letter”), (b) from any claims by the undersigned arising out of any director and officer indemnification or insurance obligations in favor of the undersigned, (c) from any director and officer indemnification obligations under the Company’s by-laws, and (d) from any claim for benefits under the First Solar, Inc. 401(k) Plan.  The undersigned understands that, as a result of executing this Separation Agreement and Release, he will not have the right to assert that the Company or any other Released Party unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.

The undersigned affirms that he has not filed or caused to be filed, and presently is not a party to, any Claim, complaint or action against any Released Party in any forum or form and that he knows of no facts which may lead to any Claim, complaint or action being filed against any Released Party in any forum by the undersigned or by any agency, group, or class persons.  The undersigned further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him from the Company and its subsidiaries, except as specifically provided in this Separation Agreement and Release and in the Separation Letter.  The undersigned furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA.  If any agency or court assumes jurisdiction of any such Claim, complaint or action against any Released Party on behalf of the undersigned, the undersigned will request such agency or court to withdraw the matter.

The undersigned further declares and represents that he has carefully read and fully understands the terms of this Separation Agreement and Release and that he has been advised and had the opportunity to seek the advice and assistance of counsel with regard to this Separation Agreement and Release, that he may take up to and including 21 days from receipt of this Separation Agreement and Release, to consider whether to sign this Separation Agreement and Release, that he may revoke this Separation Agreement and Release within seven calendar days after signing it by delivering to the Company written notification of revocation, and that he/she knowingly and voluntarily, of his/her own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his own free act.

II.  Protected Rights.  The Company and the undersigned agree that nothing in this Separation Agreement and Release is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or to exercise any other right that cannot be waived under applicable law.  The undersigned is releasing, however, his right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on his behalf.  Further, should the EEOC or any other agency obtain monetary relief on his behalf, the undersigned assigns to the Company all rights to such relief.

III.  Equitable Remedies.  The undersigned acknowledges that a violation by the undersigned of any of the covenants contained in this Agreement would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate.  Accordingly, the undersigned agrees that, notwithstanding any provision of this Separation Agreement and Release to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Agreement in addition to any other legal or equitable remedies it may have.

IV.  Return of Property.  The undersigned shall return to the Company promptly on or before [TERMINATION DATE], all property of the Company in the undersigned’s possession or subject to the undersigned’s control, including without limitation any laptop computers, keys, credit cards, cellular telephones and files.  The undersigned shall not alter any of the Company’s records or computer files in any way after [TERMINATION DATE].

V.  Severability.  If any term or provision of this Separation Agreement and Release is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Separation Agreement and Release shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Separation Agreement and Release is not affected in any manner materially adverse to any party.

VI.  GOVERNING LAW.  THIS SEPARATION AGREEMENT AND RELEASE SHALL BE DEEMED TO BE MADE IN THE STATE OF DELAWARE, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

FIRST SOLAR, INC.	EMPLOYEE
T.L. Kallenbach

Date: _________________

.

Kallenbach Sample Release Agreement                                                                                                                                          (12/14/09)

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

           In consideration of Employee’s (as defined below) entering into at-will employment with Employer (as defined below) or one of its subsidiary companies, the compensation and benefits provided to me including those set forth in a separate Employment Agreement, Change in Control Agreement and Confidentiality and Intellectual Property Agreement (the “Confidentiality Agreement”) and Employer’s agreement to provide Employee with access to Employer’s confidential information, intellectual property and trade secrets, access to its customers and other promises made below, Employee enters into the following non-competition and non-solicitation agreement:

This Non-Competition and Non-Solicitation Agreement (“Agreement”) is effective by and between T.L. Kallenbach (“Employee”) and First Solar, Inc. (“Employer”) as of December 14, 2009.

WHEREAS, Employee desires to be employed by Employer and Employer has agreed to employ Employee in the current position of Employee with Employer;

WHEREAS, because of the nature of Employee’s duties, in the performance of such duties, Employee will have access to and will necessarily utilize sensitive, secret and proprietary data and information, the value of which derives from its secrecy from Employer’s competitors, which, like Employer, sell products and services throughout the world;

WHEREAS, Employee and Employer acknowledge and agree that Employee’s conduct in the manner prohibited by this Agreement during, or for the period specified in this Agreement following the termination of, Employee’s employment with Employer, would jeopardize Employer’s Confidential Information (as defined in the Confidentiality Agreement) and the goodwill Employer has developed and generated over a period of years, and would cause Employer to experience unfair competition and immediate, irreparable harm; and

WHEREAS, in consideration of Employer’s hiring Employee, Employee therefore has agreed to the terms of this Agreement, the Employment Agreement and the Confidentiality Agreement, and specifically to the restrictions contained herein.

Therefore, Employee and Employer hereby agree as follows:

THE FOLLOWING ARE IMPORTANT RESTRICTIONS ON EMPLOYEE IMPOSED BY EMPLOYER AS A CONDITION OF EMPLOYMENT.  ONCE EMPLOYEE SIGNS THIS AGREEMENT, IT IS BINDING ON EMPLOYEE.  EMPLOYEE’S SIGNATURE ON THIS AGREEMENT SIGNIFIES THAT EMPLOYEE (I) READ THESE RESTRICTIONS CAREFULLY BEFORE SIGNING THIS AGREEMENT, (II) UNDERSTANDS THE AGREEMENT’S TERMS, AND (III) ASSENTS TO ABIDE BY THESE RESTRICTIONS.

1.           Nature and Period of Restriction. At all times during Employee’s employment and for a period of twelve months after the termination of employment (for any reason, including discharge or resignation) with Employer (the “Restricted Period”), Employee agrees as follows:

1.1.           Employee agrees not to engage or assist, in any way or in any capacity, anywhere in the Territory (as defined below), either directly or indirectly, (a) in the business of the development, sale, marketing, manufacture or installation that would be in direct competition with of any type of product sold, developed, marketed, manufactured or installed by Employer during Employee’s employment with Employer, including photovoltaic modules, or (b) in any other activity in direct competition or that would be in direct competition with the business of Employer as that business exists and is conducted (or with any business planned or seriously considered, of which Employee has knowledge) during Employee’s employment with Employer.  In addition and in particular, Employee agrees not to sell, market, provide or distribute, or endeavor to sell, market, provide or distribute, in any way, directly or indirectly, on behalf of Employee or any other person or entity, any products or services competitive with those of Employer to any person or entity which is or was an actual or prospective customer of Employer at any time during Employee’s employment by Employer.

1.2.           “Territory” for purposes of this Agreement means North America, South America, Australia, Europe and Asia.

1.3.           Employee agrees not to solicit, recruit, hire, employ or attempt to hire or employ, or assist any other person or entity in the recruitment or hiring of, any person who is (or was) an employee of Employer, and agrees not to otherwise urge, induce or seek to induce any person to terminate her employment with Employer.

1.4.           The parties understand and agree that the restrictions set forth in the paragraphs in this Section 1 also extend to Employee’s recommending or directing any such actual or prospective customers to any other competitive concerns, or assisting in any way any competitive concerns in soliciting or providing products or services to such customers, whether or not Employee personally provides any products or services directly to such customers.  For purposes of this Agreement, a prospective customer is one that Employer solicited or with which Employer otherwise sought to engage in a business transaction during the time that Employee is or was employed by Employer.

1.5.           Employee and Employer acknowledge and agree that Employer has expended substantial amounts of time, money and effort to develop business strategies, customer relationships, employee relationships, trade secrets and goodwill and to build an effective organization and that Employer has a legitimate business interest and right in protecting those assets as well as any similar assets that Employer may develop or obtain.  Employee and Employer acknowledge that Employer is entitled to protect and preserve the going concern value of Employer and its business and trade secrets to the extent permitted by law.  Employee acknowledges and agrees the restrictions imposed upon Employee under this Agreement are reasonable and necessary for the protection of Employer’s legitimate interests, including Employer’s Confidential Information, intellectual property, trade secrets and goodwill.  Employee and Employer acknowledge that Employer is engaged in a highly competitive business, that Employee is expected to serve a key role with Employer, that Employee will have access to Employer’s Confidential Information, that Employer’s business and customers and prospective customers are located around the world, and that Employee could compete with Employer from virtually any location in the world.  Employee acknowledges and agrees that the restrictions set forth in this Agreement do not impose any substantial hardship on Employee and that Employee will reasonably be able to earn a livelihood without violating any provision of this Agreement.  Employee acknowledges and agrees that, in addition to Employer’s agreement to hire her, part of the consideration for the restrictions in this Section 1 consists of Employer’s agreement to make severance payments as set forth in the separate Employment Agreement between Employer and Employee.

           1.6.           Employee agrees to comply with each of the restrictive covenants contained in this Agreement in accordance with its terms, and Employee shall not, and hereby agrees to waive and release any right or claim to, challenge the reasonableness, validity or enforceability of any of the restrictive covenants contained in this Agreement.

    2.           Notice by Employee to Employer.  Prior to engaging in any employment or business during the Restricted Period, Employee agrees to provide prior written notice (by certified mail) to Employer in accordance with Section 6, stating the description of the activities or position sought to be undertaken by Employee, and to provide such further information as Employer may reasonably request in connection therewith (including the location where the services would be performed and the present or former customers or employees of Employer anticipated to receive such products or services).  Employer shall be free to object or not to object in its unfettered discretion, and the parties agree that any actions taken or not taken by Employer with respect to any other employees or former employees shall have no bearing whatsoever on Employer’s decision or on any questions regarding the enforceability of any of these restraints with respect to Employee.

    3.           Notice to Subsequent Employer.  Prior to accepting employment with any other person or entity during the Restricted Period, Employee shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered promptly to Employer in accordance with Section 6.

           4.           Extension of Non-Competition Period in the Event of Breach. It is agreed that the Restricted Period shall be extended by an amount of time equal to the amount of time during which Employee is in breach of any of the restrictive covenants set forth above.

    5.           Judicial Reformation to Render Agreement Enforceable. If it is determined by a court of competent jurisdiction that any of the restrictions or language in this Agreement are for any reason invalid or unenforceable, the parties desire and agree that the court revise any such restrictions or language, including reducing any time or geographic area, so as to render them valid and enforceable to the fullest extent allowed by law.  If any restriction or language in this Agreement is for any reason invalid or unenforceable and cannot by law be revised so as to render it valid and enforceable, then the parties desire and agree that the court strike only the invalid and unenforceable language and enforce the balance of this Agreement to the fullest extent allowed by law.  Employer and Employee agree that the invalidity or unenforceability of any provision of this Agreement shall not affect the remainder of this Agreement.

    6.           Notice.  All documents, notices or other communications that are required or permitted to be delivered or given under this Agreement shall be in writing and shall be deemed to be duly delivered or given when received.

If to Employer:	First Solar, Inc. 350 West Washington Street Suite 600 Tempe, AZ 85281 Attention: Corporate Secretary
If to Employee:	To Employee’s then current address on file with Employer

7.           Enforcement. Except as expressly stated herein, the covenants contained in this Agreement shall be construed as independent of any other provision or covenants of any other agreement between Employer and Employee, and the existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, or the actions of Employer with respect to enforcement of similar restrictions as to other employees, shall not constitute a defense to the enforcement by Employer of such covenants.  Employee acknowledges and agrees that Employer has invested great time, effort and expense in its business and reputation, that the products and information of Employer are unique and valuable, and that the services performed by Employee are unique and extraordinary, and Employee agrees that Employer will suffer immediate, irreparable harm and shall be entitled, upon a breach or a threatened breach of this Agreement, to emergency, preliminary, and permanent injunctive relief against such activities, without having to post any bond or other security, and in addition to any other remedies available to Employer at law or equity.  Any specific right or remedy set forth in this Agreement, legal, equitable or otherwise, shall not be exclusive but shall be cumulative upon all other rights and remedies allowed or by law, including the recovery of money damages.  The failure of Employer to enforce any of the provisions of this Agreement, or the provisions of any agreement with any other Employee, shall not constitute a waiver or limit any of Employer’s rights.

    8.           At-Will Employment; Termination. This Agreement does not alter the at-will nature of Employee’s employment by Employer, and Employee’s employment may be terminated by either party, with or without notice and with or without cause, at any time.  In addition to the foregoing provisions of this Agreement, upon Employee’s termination, Employee shall cease all identification of Employee with Employer and/or the business, products or services of Employer, and the use of Employer’s name, trademarks, trade name or fictitious name.  All provisions, obligations, and restrictions in this Agreement shall survive termination of Employee’s employment with Employer.

9.           Choice of Law, Choice of Forum.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws.  Any judicial action commenced relating in any way to this Agreement including the enforcement, interpretation, or performance of this Agreement, shall be commenced and maintained in a court of competent jurisdiction located in Maricopa County, Arizona.  In any action to enforce this Agreement, the prevailing party shall be entitled to recover its litigation costs, including its attorneys’ fees.  The parties hereby waive and relinquish any right to a jury trial and agree that any dispute shall be heard and resolved by a court and without a jury.  The parties further agree that the dispute resolution, including any discovery, shall be accelerated and expedited to the extent possible.  Each party’s agreements in this Section 9 are made in consideration of the other party’s agreements in this Section 9, as well as in other portions of this Agreement.

10.	Entire Agreement, Modification and Assignment.

    10.1.           This Agreement, the Employment Agreement the Confidentiality Agreement and the Change in Control Agreement comprise the entire agreement relating to the subject matter hereof between the parties and supersede, cancel, and annul any and all prior agreements or understandings between the parties concerning the subject matter of the Agreement.

    10.2.           This Agreement may not be modified orally but may only be modified in a writing executed by both Employer and Employee.

    10.3.           This Agreement shall inure to the benefit of Employer, its successors and assigns, and may be assigned by Employer.  Employee’s rights and obligations under this Agreement may not be assigned by Employee.

11.	Construction. As used in this Agreement, words such as “herein,” “hereinafter,”
“hereby” and “hereunder,” and the words of like import refer to this Agreement, unless the context requires otherwise.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

    IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the day and year first written above.

EMPLOYER:                                                                                              EMPLOYEE:

First Solar, Inc.

By:               /s/ Carol Campbell                                                          / s/ T.L. Kallenbach

Its:              EVP Human Resources                                                  Printed Name:T.L. Kallenbach

Printed Name:     Carol Campbell

Kallenbach Noncompetition/Nonsolicitation Agreement(12/14/09)

First Solar, Inc.
Confidentiality and Intellectual Property Agreement

Employee:	T.L. Kallenbach
Place of Signing:	________________________________ Date: December 14, 2009____________

In consideration of my at-will employment with First Solar, Inc. or one of its subsidiary companies (collectively, the “Company”), for the compensation and benefits provided to me, and for the Company’s agreement to provide me with access to experience, knowledge, and Confidential Information (as defined below) in the course of such employment relating to the methods, plans, and operations of the Company and its suppliers, clients, and customers I enter into the following Confidentiality and Intellectual Property Agreement (the “Agreement”) and agree as follows:

           1.           Except for any items I have identified and described in a writing given to the Company and acknowledged in writing by an officer of the Company on or before the date of this Agreement, which items are specifically excluded from the operation of the applicable provisions hereof, I do not own, nor have any interest in, any patents, patent applications, inventions, improvements, methods, discoveries, designs, trade secrets, copyrights, and/or other patentable or proprietary rights.

           2.           I will promptly and fully disclose to the Company all developments, inventions, ideas, methods, discoveries, designs, and innovations (collectively referred to herein as “Developments”), whether patentable or not, relating wholly or in part to my work for the Company or resulting wholly or in part from my use of the Company’s materials or facilities, which I may make or conceive, whether or not during working hours, whether or not using the Company’s materials, whether or not on the Company facilities, alone or with others, at any time during my employment or within ninety (90) days after termination thereof, and I agree that all such Developments shall be the exclusive property of the Company, and that I shall have no proprietary, moral or shop rights in connection therewith.

           3.           I will assign, and do hereby assign, to the Company or the Company’s designee, my entire right, title and interest in and to all such Developments including all trademarks, copyrights, moral rights and mask work rights in or relating to such Developments, and any patent applications filed and patents granted thereon including those in foreign countries; and I agree, both during my employment by the Company and thereafter, to execute any patent or other papers deemed necessary or appropriate by the Company for filing with the United States or any other country covering such Developments as well as any papers that the Company may consider necessary or helpful in obtaining or maintaining such patents during the prosecution of patent applications thereon or during the conduct of any interference, litigation, or any other matter in connection therewith, and to transfer to the Company any such patents that may be issued in my name.  If, for some reason, I am unable to execute such patent or other papers, I hereby irrevocably designate and appoint the Company and its designees and their duly authorized officers and agents, as the case may be, as my agent and attorney in fact to act for and in my behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.  I agree to cooperate with and assist the Company as requested by the Company to provide documentation reflecting the Company’s sole and complete ownership of the Developments.  All expenses incident to the filing of such applications, the prosecution thereof and the conduct of any such interference, litigation, or other matter will be borne by the Company.  This Section 3 shall survive the termination of this Agreement.

           4.           Subject to Section 5 below, I will not, either during my employment with the Company or at any time thereafter, use, disclose or authorize, or assist anyone else to disclose or use or make known for anyone’s benefit, any information, knowledge or data of the Company or any supplier, client, or customer of the Company in any way acquired by me during or as a result of my employment with the Company, whether before or after the date of this Agreement (hereinafter the “Confidential Information”), publicly or outside the Company, its subsidiaries, agents, employees, officers and directors.  Such Confidential Information shall include the following:

(a)	Information of a business nature including financial information and information about sales, marketing, purchasing, prices, costs, suppliers and customers;

(b)	Information pertaining to future developments including research and development, new product ideas and developments, strategic plans, and future marketing and merchandising plans and ideas;

(c)
Information and material that relate to the Company’s manufacturing methods, machines, articles of manufacture, compositions, inventions, engineering services, technological developments, “know-how”, purchasing, accounting, merchandising and licensing;

(d)
Trade secrets of the Company, including information and material with respect to the design, construction, capacity or method of operation of the Company’s equipment or products and information regarding the Company’s customers and sales or marketing efforts and strategies;

(e)	Software in various stages of development (source code, object code, documentation, diagrams, flow charts), designs, drawings, specifications, models, data and customer information; and

(f)
Any information of the type described above that the Company obtained from another party and that the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company.

           5.           It is understood and agreed that the term “Confidential Information” shall not include information that is generally available to the public, other than through any act or omission on my part in breach of this Agreement.

           6.           I acknowledge that: (a) such Confidential Information derives its value to the Company from the fact that it is maintained as confidential and secret and is not readily available to the general public or the Company’s competitors; (b) the Company undertakes great effort and sufficient measures to maintain the confidentiality and secrecy of such information; and (c) such Confidential Information is protected and covered by this Agreement regardless of whether or not such Confidential Information is a “trade secret” under applicable law.  I further acknowledge and agree that the obligations and restrictions herein are reasonable and necessary to protect the Company’s legitimate business interests, and that this Agreement does not impose an unreasonable or undue burden on me and will not prevent me from earning a livelihood subsequent to the termination of my employment with the Company. I agree to comply with each of the restrictive covenants contained in this Agreement in accordance with its terms, and will not, and I hereby agree to waive and release any right or claim to, challenge the reasonableness, validity or enforceability of any of the restrictive covenants contained in this Agreement.

           7.           I will deliver to the Company promptly upon request, and, in any event, on the date of termination of my employment, all documents, copies thereof and other materials in my possession, including any notes or memoranda prepared by me, pertaining to the business of the Company, whether or not including any Confidential Information, and thereafter will promptly deliver to the Company any documents and copies thereof pertaining to the business of the Company that come into my possession.

           8.           I represent that I have no agreements with or obligations to others with respect to any innovations, developments, or information that could conflict with any of the foregoing.

           9.           If this Agreement is subject to any applicable local laws, and to the extent of inconsistency with such applicable laws, this Agreement will be construed, to the extent possible, in a manner that is consistent with such applicable laws.  The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any of the other provisions of this Agreement.  Any invalid or unenforceable provision or portion thereof shall be deemed severable to the extent of any such invalidity or unenforceability.  The restrictions contained in this Agreement are reasonable for the purpose of preserving for the Company and its affiliates the proprietary rights, intangible business value and Confidential Information of the Company and its affiliates.  If it is determined by a court of competent jurisdiction that any of the restrictions or language in this Agreement is for any reason invalid or unenforceable, the parties desire and agree that the court revise any such restrictions or language so as to render it valid and enforceable to the fullest extent allowed by law.  If any restriction or language in this Agreement is for any reason invalid or unenforceable and cannot by law be revised so as to render it valid and enforceable, then the parties desire and agree that the court strike only the invalid and unenforceable language and enforce the balance of this Agreement to the fullest extent allowed by law.

           10.           I agree that any breach or threatened breach by me of any of the provisions in this Agreement cannot be remedied solely by the recovery of damages.  I expressly agree that upon a threatened breach or violation of any of such provisions, the Company, in addition to all other remedies, shall be entitled as a matter of right, and without posting a bond or other security, to emergency, preliminary, and permanent injunctive relief in any court of competent jurisdiction.  Nothing herein, however, shall be construed as prohibiting the Company from pursuing, in concert with an injunction or otherwise, any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

           11.           This Agreement is made in consideration of my employment with the Company.

           12.           Upon termination of my employment with the Company, I shall, if requested by the Company, reaffirm my recognition of the importance of maintaining the confidentiality of the Company’s Confidential Information and reaffirm all of my obligations set forth herein.  The provisions, obligations, and restrictions in this Agreement shall survive the termination of my employment, and will be binding on me whether or not the Company requests a re-affirmation.

           13.           This Agreement, my Employment Agreement with the Company (the “Employment Agreement”), the Non-Competition Agreement (as defined in the Employment Agreement) and the Change in Control Agreement (as defined in the Employment Agreement) represent the full and complete understanding between me and the Company with respect to the subject matter hereof and supersede all prior representations and understandings, whether oral or written regarding such subject matter.  This Agreement may not be changed, modified, released, discharged, abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by both the Company and me. My obligations under this Agreement shall be binding upon my heirs, executors, administrators, or other legal representatives or assigns, and this Agreement shall inure to the benefit of the Company, its successors, and assigns.

14.           This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.  Any judicial action commenced relating in any way to this Agreement including the enforcement, interpretation, or performance of this Agreement, shall be commenced and maintained in a court of competent jurisdiction located in Maricopa County, Arizona.  In any action to enforce this Agreement, the prevailing party shall be entitled to recover its litigation costs, including its attorneys’ fees.  The parties hereby waive and relinquish any right to a jury trial and agree that any dispute shall be heard and resolved by a court and without a jury.  The parties further agree that the dispute resolution, including any discovery, shall be accelerated and expedited to the extent possible.  Each party’s agreements in this Section 14 are made in consideration of the other party’s agreements in this Section 14, as well as in other portions of this Agreement.

15.           As used in this Agreement, words such as “herein,” “hereinafter,” “hereby” and “hereunder,” and the words of like import refer to this Agreement, unless the context requires otherwise.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

Signed:	/s/ T.L. Kallenbach Employee Print Name: T.L. Kallenbach
Agreed to by First Solar, Inc.
By: /s/ Carol Campbell Its: EVP Human Resources